NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Redeemable Warrants, each whole warrant exercisable for one Class A common stock at an exercise price of $11.50 (the "Warrants") of Atlas Crest Investment Corp. II (the "Company") from listing and registration on the Exchange on November 21, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Warrants are no longer suitable for listing based on "abnormally low" price levels, pursuant to Section 802.01D of the Listed Company Manual. On October 25, 2022, the Company filed a preliminary proxy with the Securities and Exchange Commission seeking approval to amend the Company's Amended and Restated Certificate of Incorporation in order to amend the date by which the Company must complete the business combination or redeem all of the shares of Class A Common Stock from February 8, 2023 to a date no later than December 30, 2022. The Company also disclosed in the preliminary proxy that there will be no redemption rights or liquidating distributions with respect to the Company's Warrants, which will expire worthless upon liquidation of the trust account. On October 26, 2022, the Exchange determined that the Warrants of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the NYSE. The Company was notified on October 26, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on October 26, 2022. Trading in the Warrants was immediately suspended on October 26, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Warrants, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period.Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.